As filed with the Securities and Exchange Commission on August 18, 2017

Registration No. 333-218678

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

(POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sabra Health Care REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	27-2560479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

(Address, including zip code, of Principal Executive Offices)

Options and Stock Unit Awards Assumed by Sabra Health Care REIT, Inc.

Originally Granted Under the Following Plans:

Care Capital Properties, Inc. 2015 Incentive Plan

Care Capital Properties, Inc. Non-Employee Director Deferred Stock Compensation Plan

(Full title of the plans)

Richard K. Matros

Chairman, President and Chief Executive Officer

Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

(888) 393-8248

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Andor D. Terner, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, CA 92660

(949) 823-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share	1,744,284(1) shares	N/A(2)	N/A(2)	N/A(2)

(1)	This Post-Effective Amendment No. 1 on Form S-8 covers shares of Sabra Health Care REIT, Inc.’s (“Sabra” or the “Registrant”) common stock, par value $0.01 per share (the “Sabra common stock”), originally registered on the Registration Statement on Form S-4 (No. 333-218678), to which this filing is an amendment, issuable under options and deferred stock unit awards assumed by the Registrant and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options, and rights that may be offered or issued in respect of such awards pursuant to the Care Capital Properties, Inc. 2015 Incentive Plan and the Care Capital Properties, Inc. Non-Employee Director Deferred Stock Compensation Plan (collectively, the “Plans”) as a result of one or more adjustments under the applicable Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	The registration fee in respect of such shares of Sabra common stock was previously paid at the time of the original filing of the Registration Statement on Form S-4 on June 12, 2017.

The Exhibit Index for this Registration Statement is at page 10.

EXPLANATORY NOTE

Sabra Health Care REIT, Inc. (“Sabra” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (No. 333-218678) (the “Form S-4”) by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (the “Form S-8”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 1,744,284 shares of common stock, par value $0.01 per share, of Sabra (“Sabra common stock”). These shares were initially registered by the Registrant on the Form S-4, which became effective on July 7, 2017.

On August 17, 2017, Care Capital Properties, Inc. (“CCP”) was merged with and into a subsidiary of Sabra pursuant to the Agreement and Plan of Merger, dated as of May 7, 2017, by and among Sabra and CCP and certain other parties thereto (the “Merger Agreement”). Under the terms of the Merger Agreement, each option previously granted by CCP under the Care Capital Properties, Inc. 2015 Incentive Plan that was outstanding and unexercised immediately prior to the effective time of the merger was fully vested (if not already vested) and assumed by Sabra, and was converted into a stock option exercisable for Sabra common stock. In addition, under the terms of the Merger Agreement, each deferred stock unit award previously granted by CCP under the Plans that was outstanding immediately prior to the effective time of the merger was fully vested (if not already vested) and assumed by Sabra, and was converted into a stock unit award with respect to Sabra common stock. This Form S-8 relates to 1,744,284 shares of Sabra common stock originally registered on the Form S-4 that may be issued following the merger with respect to the assumed options and deferred stock unit awards held by then-current employees or non-employee directors of CCP that were originally granted under the Plans. The Form S-8 is being filed to convert 1,744,284 shares of the Sabra common stock covered by the Form S-4 to be covered by the Form S-8. The Form S-4, as amended by the Form S-8, is referred to as the “Registration Statement.”

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2016, filed with the Commission on February 22, 2017 (Commission File No. 001-34950);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2017, filed with the Commission on May 8, 2017, and June 30, 2017, filed with the Commission on August 2, 2017 (each, Commission File No. 001-34950);

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 28, 2017 (with respect to Item 8.01 and the corresponding exhibit in Item 9.01 only), March 8, 2017, April 11, 2017, May 8, 2017 (with respect to Items 1.01 and 5.03 and the corresponding Item 9.01 and exhibits only), June 21, 2017, July 31, 2017, August 8, 2017, August 15, 2017, and August 17, 2017 (each, Commission File No. 001-34950); and

(d)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed with the Commission on November 5, 2010 (Commission File No. 001-34950), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty which is established by a final judgment and is material to the cause of action. The Registrant’s charter contains a provision that limits, to the maximum extent permitted by Maryland statutory or decisional law, the liability of its directors and officers to the Registrant and its stockholders for money damages.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Registrant’s charter and bylaws require, to the maximum extent permitted by Maryland law, the Registrant to indemnify and to pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (a) any present or former director or officer and (b) any individual who, while a director or officer and, at the Registrant’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. The Registrant’s charter and bylaws also permit it to indemnify and advance expenses to any individual who served its legal predecessor in any of the capacities described above and any employee or agent of the Registrant or its legal predecessor.

The Registrant has entered into indemnification agreements with each of its executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of the Registrant. Sabra also will maintain insurance on behalf of its directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 10, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 18th day of August, 2017.

SABRA HEALTH CARE REIT, INC.

By:	/s/ Richard K. Matros
Richard K. Matros
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard K. Matros and Harold W. Andrews, Jr., or either one or both of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard K. Matros	Chairman, President and Chief Executive Officer	August 18, 2017
Richard K. Matros	(Principal Executive Officer)

/s/ Harold W. Andrews, Jr. Harold W. Andrews, Jr.	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	August 18, 2017

Signature	Title	Date

/s/ Craig A. Barbarosh Craig A. Barbarosh	Director	August 18, 2017

/s/ Robert A. Ettl Robert A. Ettl	Director	August 18, 2017

/s/ Michael J. Foster Michael J. Foster	Director	August 18, 2017

/s/ Ronald G. Geary Ronald G. Geary	Director	August 18, 2017

/s/ Raymond J. Lewis Raymond J. Lewis	Director	August 18, 2017

/s/ Jeffrey A. Malehorn Jeffrey A. Malehorn	Director	August 18, 2017

/s/ Milton J. Walters Milton J. Walters	Director	August 18, 2017

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Care Capital Properties, Inc. 2015 Incentive Plan. (Filed as Exhibit 10.6 to Care Capital Properties, Inc.’s Current Report on Form 8-K filed with the Commission on August 21, 2015 (Commission File No. 001-37356) and incorporated herein by this reference.)

4.2	Care Capital Properties, Inc. Non-Employee Director Deferred Stock Compensation Plan. (Filed as Exhibit 10.3.1 to Care Capital Properties, Inc.’s Registration Statement on Form S-8 filed with the Commission on August 17, 2015 (Commission File No. 333-206433) and incorporated herein by this reference.)

5.1	Opinion of Venable LLP (opinion re legality).

23.1	Consent of PricewaterhouseCoopers LLP (consent of independent registered public accounting firm).

23.2	Consent of Ernst & Young LLP (consent of independent auditors).

23.3	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).